Exhibit 99.1

International Rectifier Announces Preliminary Results of 2009 Annual Meeting

EL SEGUNDO, CA — November 9, 2009 — International Rectifier Corporation (NYSE:IRF) today announced that, based on the preliminary results for its 2009 annual meeting of shareholders of the Company, shareholders have re-elected each  of the Company’s nominees to the Board of Directors, Robert S. Attiyeh, Oleg Khaykin and Dr. James D. Plummer.  In addition, shareholders voted (i) to approve management’s proposal to amend the Company’s certificate of incorporation to eliminate the Company’s classified board structure over three years and provide for the annual election of directors and (ii) to ratify the Company’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010.  Shareholders did not approve an advisory shareholder proposal to adopt a mandatory age limitation for the election or appointment of directors.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321